PRESS RELEASE	For Immediate Release Contact: James Gallagher Tel: 281.529.7979 For Immediate Release
GLOBAL INDUSTRIES, LTD. ANNOUNCES 445% INCREASE IN NET INCOME
FOR THE 4TH QUARTER OF 2006 OVER THE SAME PERIOD LAST YEAR
Carlyss, Louisiana, February 28, 2007 — Global Industries, Ltd. (Nasdaq: GLBL) announced strong results for the quarter and year ended December 31, 2006. Revenues were $304.1 million for the fourth quarter of 2006, an improvement of $130.1 million, or 75%, over the same period a year ago. Net income for the fourth quarter of 2006 increased by $44.9 million to $54.9 million, or $0.47 per diluted share, as compared to net income of $10.1 million, or $0.09 per diluted share, for the same period last year.
Net income increased between the comparable fourth quarters of 2006 and 2005 primarily driven by outstanding performance in our Latin America and Gulf of Mexico Diving segments. Results for the fourth quarter of 2006 include approximately $5.2 million in mobilization costs associated with the relocation of the Hercules barge to West Africa, a $4.4 million provision for asset impairments which resulted from the impairment of a construction barge and four support vessels as well as a $3.3 million net gain on asset disposals which was primarily related to the sale of a cargo barge. Selling, general, and administrative expenses increased by $8.5 million between comparable quarters due, in part, to the significant increase in activity and partially due to the increased non-cash cost of implementing Statement of Financial Accounting Standards No. 123R.
Results for the quarter and fiscal year 2006 also benefited from a decline in the Company’s annual effective tax rate. The Company’s annual effective tax rate decreased to 30% for 2006 from 47% in 2005 due to higher income before taxes in lower taxable jurisdictions.
During the fourth quarter of 2006, the Company booked $148.7 million of new work resulting in a backlog of $457.9 million as of December 31, 2006 compared to a backlog of $576.1 million as of December 31, 2005. Subsequent to year end, the Company announced additional new awards of approximately $250 million resulting in approximately $700 million of work which has already been booked for 2007.
For the year ended December 31, 2006, revenues increased by $546.2 million, or 79%, to $1.2 billion as compared to the prior year. Gross profit increased by $231.0 million to $347.8 million for the year ended December 31, 2006, compared to $116.8 million for the year ended December 31, 2005 primarily due to higher activity, improved pricing in certain segments, and more effective utilization of major construction vessels. In addition, 2006 financial results were favorably impacted by a $13.7 million reduction in our provision for litigation, which was partially offset by an $8.9 impairment loss on the retirement of two major construction vessels, six DSVs and other ancillary construction equipment. Net income for 2006 was $199.7 million, an improvement of $165.0 million over 2005. Diluted earnings per share was $1.70 for the year ended December 31, 2006 compared to $0.30 per share for 2005.

At December 31, 2006, the Company had $352.2 million of cash and no outstanding borrowings on its revolving line of credit. The positive cash flow generated from operations during the fiscal year sufficiently funded capital spending and improved the Company’s financial flexibility.
B.K. Chin, Chief Executive Officer of Global Industries, stated, “I am pleased to announce another quarter of outstanding financial results for our Company which was made possible by the extraordinary performance of our employees. The operational and financial successes of 2006 have positioned Global strategically to take advantage of the increasing opportunities that are presenting themselves not only in 2007 but also for 2008 and beyond.”
A conference call will be held at 9:00 a.m. Central Standard Time on March 1, 2007. Anyone wishing to listen to the conference call may dial 888.790.9477 or 210.234.9633 and request connection to the “Global Fourth Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com where it will be archived for anytime reference until March 16, 2007.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries provides pipeline construction, platform installation and removal, subsea construction, diving services, and other marine support to the oil and gas industry in the U.S. Gulf of Mexico, Latin America, West Africa, Middle East (including the Mediterranean and India), and Asia Pacific. The Company’s shares are traded on The NASDAQ Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company’s results of operations and selected
	balance sheet amounts for the periods indicated
	Unaudited
	(in thousands, except per share amounts)
	Quarter Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
Revenues	$304,086	$173,957	$1,234,849	$688,615
Cost of operations	210,345	144,495	887,003	571,768

Gross profit	93,741	29,462	347,846	116,847
Loss on asset impairments	4,446	—	8,931	—
Reduction in litigation provision	—	—	(13,699)	—
Net gain on asset disposal	(3,270)	(3)	(6,395)	(5,303)
Selling, general and administrative expenses	22,543	14,004	71,109	50,916

Operating income	70,022	15,461	287,900	71,234

Other expense (income):
Interest expense	2,919	2,050	10,787	10,192
Other, net	(4,861)	(2,232)	(8,874)	(4,972)

Income before taxes	71,964	15,643	285,987	66,014
Income taxes	17,035	5,567	86,242	31,256

Net income	$54,929	$10,076	$199,745	$34,758

Earnings Per Common Share
Basic earnings per share	$0.47	$0.09	$1.73	$0.31
Diluted earnings per share	0.47	0.09	1.70	0.30
Weighted Average Common Shares Outstanding
Basic	116,186,000	114,428,000	115,632,000	113,959,000
Diluted	117,659,000	117,582,000	117,307,000	115,072,000
Other Data
Depreciation and Amortization	$17,915	$11,003	$66,363	$53,129
Backlog at December 31, 2006 and 2005			457,856	576,134

	As of	As of
	December 31, 2006	December 31, 2005
Selected Balance Sheet Amounts
Cash	$352,178	$127,138
Working Capital (including cash)	460,126	232,050
Total Assets	1,070,997	844,662
Debt (including current portion)	73,260	77,220
Shareholders’ Equity	725,565	496,805

	Set forth are the Company’s results of operations
	for the periods indicated
	Unaudited
	(In thousands)
	Quarter Ended		Twelve Months Ended
	December 31		December 31
Reportable Segments	2006	2005(1)	2006	2005(1)
Total segment revenues
Gulf of Mexico OCD	$47,146	$69,260	$221,027	$160,591
Gulf of Mexico Diving	33,949	26,793	131,288	64,943
Latin America	130,847	24,653	500,324	256,337
West Africa	55,672	21,005	191,389	30,360
Middle East	30,170	19,204	164,266	76,750
Asia Pacific	18,699	31,019	90,616	132,258

	316,483	191,934	1,298,910	721,239

Intersegment eliminations
Gulf of Mexico OCD	—	—	—	—
Gulf of Mexico Diving	(6,461)	(15,943)	(45,954)	(29,880)
Latin America	—	(553)	(1,218)	(553)
West Africa	—	—	—	—
Middle East	(5,806)	(1,211)	(13,660)	(1,625)
Asia Pacific	(130)	(270)	(3,229)	(566)
	(12,397)	(17,977)	(64,061)	(32,624)

Consolidated revenues	$304,086	$173,957	$1,234,849	$688,615

Income (loss) before taxes
Gulf of Mexico OCD	$10,884	$13,915	$55,612	$41,541
Gulf of Mexico Diving	13,337	9,658	51,911	24,107
Latin America	54,665	(4,049)	132,191	1,437
West Africa	(1,181)	2,249	21,671	(11,279)
Middle East	271	(1,442)	17,985	14,548
Asia Pacific	(4,692)	(2,850)	(6,589)	(3,350)
Corporate litigation provision	—	—	13,699	—
Over (under) allocated corporate expenses	(1,320)	(1,838)	(493)	(990)
Consolidated income before taxes	$71,964	$15,643	$285,987	$66,014

(1)	Results for the fourth quarter and twelve months ended December 31, 2005 have been restated to conform to the new presentation of segments which was adopted in the first quarter of 2006.